UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014 (November 5, 2014)
NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)

3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)	57108 (Zip Code)

Registrant’s telephone number, including area code: (605) 978-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 5, 2014, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein (the “Underwriters”). The following summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.

Pursuant to the Underwriting Agreement, subject to the terms and conditions expressed therein, the Company agreed to sell to the Underwriters $450 million aggregate principal amount of its 4.176% first mortgage bonds due 2044 (the “Bonds”).  The Bonds are being sold pursuant to a prospectus supplement, dated November 5, 2014, and related prospectus, dated February 17, 2012, each filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-179568).

The Company expects the offering of the Bonds to close on November 14, 2014, subject to customary closing conditions.

The Underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. They have received or will continue to receive customary fees and commissions for these transactions.

Item 9.01(d).  Financial Statements and Exhibits.

Exhibit 1.1
Underwriting Agreement, dated as of November 5, 2014, among NorthWestern Corporation and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION
(REGISTRANT)

Date: November 12, 2014	By:	/s/ Timothy P. Olson
Name: Timothy P. Olson
Title: Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 1.1
Underwriting Agreement, dated as of November 5, 2014, among NorthWestern Corporation and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters named therein.